As filed with the Securities and Exchange Commission on February 20, 2007

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ALCiS HEALTH, INC

(Exact name of registrant as specified in its charter)

Delaware	72-1235451
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 Gateway Place, Suite 520W San Jose, CA	95110-1065
(Address of principal executive offices)	(Zip Code)

ALCiS Health, Inc. 2004 Stock Plan

Full title of the plan

Mark E. Lemma Chief Financial Officer ALCiS Health, Inc. 2001 Gateway Place, Suite 520W San Jose, CA 95110-1065 408-437-1060	Copy to: Stephen M. Wurzburg, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered(1)	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Price Per Share	Amount of Registration Fee
Common Stock to be issued under the 2004 Stock Option Plan. (4) (5)	1,300,000	$0.28	(3)	$364,000	$38.95

(1)	The securities to be registered include options and rights to acquire $0.001 par value common stock (“Common Stock”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purposes of calculating the registration fee, based upon the book value of Registrant’s common stock as of December 31, 2006.
(4)	This includes 565,075 shares which are subject to currently outstanding options granted under the 2004 Stock Option Plan as of February 16, 2007.
(5)	Options that expire, terminate or are cancelled prior to exercise will be made available for issuance under the 2004 Stock Option Plan.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (“Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, filed on July 13, 2006.

(b) The Registrant’s Quarterly Reports on Form 10-QSB for the quarterly periods ended June 30, 2006, filed on August 14, 2006; September 30, 2006, filed on November 14, 2006; and December 31, 2006, filed on February 14, 2007.

(c) The Registrant’s Current Reports on Form 8-K filed on April 5 and 6, 2006, in the latter case as amended on June 20, 2006, and August 30, 2006, and the Form 8-K filed on February 14, 2007.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(e) The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 10SB filed on April 21, 2006, as amended on June 20, 2006, and August 30, 2006, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporations Law provides and allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act and the Exchange Act.

The Registrant’s bylaws require that the Registrant indemnify its directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporations Law. The Registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

The Registrant has entered into agreements to indemnify its directors and officers, to the extent permitted by the Delaware General Corporations Law, against certain liabilities that may arise by reason of their status or service as agents of the Registrant. In addition, the Registrant maintains insurance which provides for the indemnification of its directors and officers against certain losses (including costs of defense) that may arise in connection with claims made against them for certain of their actions in such capacity.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits, which list of exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 16th day of February, 2007.

ALCiS HEALTH, INC.

By	/s/ Brian J. Berchtold
Brian J. Berchtold President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Brian J. Berchtold and Mark E. Lemma, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Berchtold Brian J. Berchtold	Director, Chief Executive Officer, President	February 16, 2007

/s/ Mark E. Lemma Mark E. Lemma	Chief Financial Officer	February 16, 2007

/s/ Douglas Glader Douglas Glader	Chairman of the Board, Director	February 16, 2007

/s/ David Booth David Booth	Director	February 16, 2007

/s/ Allen F. Campbell Allen F. Campbell	Director	February 16, 2007

/s/ Jerry Jarrell Jerry Jarrell	Director	February 16, 2007

/s/ Ravinder Sajwan Ravinder Sajwan	Director	February 16, 2007

/s/ David Scoffone David Scoffone	Director	February 16, 2007

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	2004 Omnibus Incentive Compensation Plan: Exhibit 4.3 of Registrant’s Form 8-K dated March 31, 2006, and filed on April 6, 2006, is hereby incorporated by reference

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP

23.1	Consent of Pannell Kerr Forster of Texas, P.C., Independent Registered Public Accounting Firm

23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (see page 5)